EXHIBIT 99

MONROE BANK & TRUST ANNOUNCES NEW

DUTIES AND RESPONSIBILITIES FOR SENIOR

AND EXECUTIVE OFFICERS

FOR IMMEDIATE RELEASE - Monroe, MI, February 8, 2016 – Effective immediately, Don Lieto, Executive Vice President & Senior Administration Manager has accepted his new role as Executive Vice President, Continuity and Acquisition Integration Director for Monroe Bank & Trust (MBT) Mr. Lieto will continue to be responsible for the oversight of Deposit Operations, Facilities Management, and Information Technology in addition to his new duties. As Continuity and Acquisition Integration Director, Mr. Lieto will be responsible for the development of a comprehensive acquisition integration play book. Doug Chaffin, President & CEO of MBT commented, “While we have no specific acquisition targets that we are working on today, in light of an ever-changing banking environment in southeast Michigan and northwest Ohio, we need to plan for this eventuality.” Mr. Chaffin went on to say that, “Our team at MBT has successfully steered our company clear of all past challenges as noted by our financial performance these past few years. I’m thrilled that Don has accepted this new role, as it allows us to focus more proactively on our strategies for continued growth and profitability.”

In addition, Wendy Warrington-Parker, Senior Vice President & Human Resources Director has accepted her new role as Senior Vice President, Organizational Effectiveness Director. Ms. Warrington-Parker’s previous responsibilities included the oversight of the Human Resources Department and its various functions, including staff Training and Development. In addition to and separate from her current duties, Ms. Warrington-Parker will also be responsible for the oversight of MBT’s Retail Group, which includes all MBT Branches and the Customer Service Center. MBT’s Retail Group previously reported to Mr. Lieto. “Wendy has been at the heart of our improved performance since we first turned the corner to continuous profitability in 2011.” commented Mr. Chaffin. “As Organizational Effectiveness Director, Wendy will be focused on delivering a high quality customer experience, as well as a high quality employee experience; two things that go hand in hand. This is further evidence of our on-going focus to enhance and expand our unique and valuable brand of community banking, and I’m very pleased with Wendy’s acceptance of this critical position.”

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan. With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach. MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan. The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Wayne, and Lenawee Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

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For more information, contact:

Julian Broggio

Vice President - Director of Marketing

Monroe Bank & Trust

(734) 240-2341